Exhibit 19.1

Introduction

This Insider Trading Policy (the “Policy”) of Byrna Technologies Inc., a Delaware corporation (together with its subsidiaries, the “Company”) prohibits the unauthorized disclosure and misuse of any non-public information you obtain in the course of your service with the Company and the misuse of material non-public information in securities trading.

A. Legal Prohibitions on Insider Trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material non-public information from trading on the basis of that information. Your transactions will be considered “on the basis of” material non-public information if you are aware of the material non-public information at the time of the transaction. It is not a defense that you did not “use” the information for purposes of the transaction.

Disclosing material non-public information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material non-public information (which is sometime referred to as “tipping”) is also illegal. Both the “tipper” who provides the information, recommendation or opinion and the “tippee” who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading. In addition, the Company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

B. Detection and Prosecution of Insider Trading

The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and the Nasdaq Stock Exchange use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Regulators have successfully prosecuted cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares.

C. Penalties for Violation of Insider Trading Laws and this Policy

1. Civil and Criminal Penalties

As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

●	damages in a private lawsuit;
●	disgorging any profits made or losses avoided;
●	imprisonment for up to 20 years;
●	criminal fines of up to $5 million for individuals and $25 million for entities;
●	civil fines of up to three times the profit gained or loss avoided;
●	a bar against serving as an officer or director of a public company; and
●	an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the tipper did not trade or gain any benefit from the tippee’s trading.

2. Penalties for Controlling Persons

As of the effective date of this Policy, the penalty for insider trading violations of controlling persons is a civil fine of up to the greater of $2.479 million or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

3. Disciplinary Actions

If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action, up to and including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against you before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

D. Compliance Officer

You should direct any questions, requests or pre-clearance forms to Lisa Wager (the “Compliance Officer”). The Compliance Officer is generally responsible for the administration of this Policy. The Compliance Officer may select others to assist with the execution of her duties.

E. Reporting Violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, you may: send a letter addressed to the Compliance Officer at Byrna Technologies Inc., 100 Burtt Road, Suite 115, Andover, Massachusetts, 01810. In all cases, please provide as much detail as possible, including any evidence that you have.

F. Personal responsibility

You are responsible for complying with this Policy and applicable laws and regulations. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. You should seek assistance from the Compliance Officer if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

Persons and Transactions Covered by This Policy

A. Persons Covered by This Policy

This Policy applies to all directors, officers, employees and other agents and individuals (such as consultants and independent contractors) of the Company. References to the Company include subsidiaries of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees and other agents and individuals) should also be understood to include members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.

B. Types of Transactions Covered by This Policy

Except as discussed in “Limited Exceptions” below, this Policy applies to all transactions involving the securities of the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure from changes in the prices of these securities (e.g., transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans). This Policy also applies to any offers with respect to the transactions discussed above. There are no exceptions from insider trading laws or this Policy based on the size of the transaction.

C. Responsibilities Regarding the Non-Public Information of Other Companies

This Policy also applies to all transactions involving the securities of other companies about which you possess material non-public information obtained in the course of your service to the Company. This Policy prohibits the unauthorized disclosure or other misuse of any non-public information of other companies, such as the Company’s vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.

D. Applicability of this Policy after Your Departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material non-public information subject to this Policy. You have a continuing obligation to comply with the Policy after your departure from the Company to the extent that you continue to be in possession of material nonpublic information obtained in the course of your service to the Company

E. No Exceptions Based on Personal Circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances will not limit your liability under securities laws and will not excuse a failure to comply with this Policy.

Material Non-Public Information

A. “Material” Information

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Both positive and negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include information with respect to:

●

Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with previously announced guidance, projections, or forecasts (if any) or with the expectations of the investment community; note that information about the results of the Company’s operations for even a portion of a quarter might be material in helping predict the Company’s financial results for the quarter;

●	Restatements of financial results, or material impairments, write-offs or restructurings;
●	Changes in independent auditors, or notification that the Company may no longer rely on an audit report;

●	Business plans, forecasts, or budgets;
●	Creation of significant financial obligations, or any significant default under or acceleration of the payment of any financial obligation;
●	Impending bankruptcy or financial liquidity problems;
●	Significant developments involving business relationships, including entering into, modifying, or terminating significant agreements or orders with customers, suppliers, or other business partners;
●	Product or service introductions, modifications or other announcements of a significant nature;
●	Significant developments relating to intellectual property;
●	Significant legal or regulatory developments, including regulatory violations and license revocations, whether actual or threatened;
●	Review of and comments on regulations prior to publication in the State Register;
●	Lobbying activities with expected financial impact on operations;
●

Major events involving the Company’s securities, including public or private offerings of debt or equity securities, adoption of stock repurchase programs, option or warrant repricings, stock splits, changes in dividend policies, modification to the rights of security holders, or notice of delisting of our securities from trading on a securities exchange;

●	The existence of a special blackout period in which you may not trade securities;
●

Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;

●	Major personnel changes, such as changes in senior management or lay-offs; and
●	The existence and the amount of the backlog or orders and the fulfillment of backlog from last reported period and changes to production capacity

If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

B. “Non-Public” Information

Information is considered non-public until it has been broadly disseminated to the public for long enough to be reflected in the price of the security. As a general rule, you should consider information to be non-public until at least the completion of one full trading day has elapsed after the information has been broadly disseminated to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until later. Unless you have seen material information publicly disseminated, you should assume the information is non-public. Any questions as to whether information is non-public should be directed to the Compliance Officer.

The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

Policies Regarding Material Non-Public Information

A. Confidentiality of Non-Public Information

This Policy prohibits the unauthorized use or disclosure of non-public information relating to the Company or other companies. All non-public information you obtain in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, you should handle others’ non-public information in accordance with the terms of any relevant nondisclosure agreements, and the use of any such non-public information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard non-public information in the Company’s possession. You may not disclose non-public information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal Company communications and to communications with agents of the Company. In cases where disclosing non-public information to third parties is required, you should coordinate with the Legal Department.

B. No Trading on Material Non-Public Information

Except as discussed in “Limited Exceptions” below, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It does not matter that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material non-public information about that company (except if the transactions are similar to those presented in “Limited Exceptions” below). For example, you may be aware of a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material non-public information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving the Company securities, if that information is material to the Company). “Materiality” is company specific information that is not material to the Company may be material to another company.

C. No Disclosing Material Non-Public Information

You may not disclose material non-public information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading based on such information. In addition, you may not make recommendations or express opinions based on material non-public information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions regardless of whether you derive any profit or personal benefit from doing so. This prohibition against disclosure of material non-public information includes disclosure (even anonymous disclosure) via the Internet, blogs, investor forums, chat rooms, social media, or the like.

D. Responding to Outside Inquiries for Information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to Lauri Kearnes, the Company’s Chief Financial Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material non-public information. In general, Regulation FD provides that when a public company discloses material non-public information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the Company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law.

Trading Blackout Periods

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material non-public information and any other applicable restrictions in this Policy.

A. Quarterly Blackout Periods

Except as discussed in “Limited Exceptions” below, all Company directors, officers and other employees and other agents and individuals engaged to provide services to the Company (including consultants and independent contractors) must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods start at the end of the calendar day that is two weeks before the end the month of each fiscal quarter and end at the beginning of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during these periods, individuals may often possess or have access to material non-public information relevant to the expected financial results for the quarter.

All the Company directors, officers, employees and other agents and individuals engaged to provide services to the Company (such as consultants and independent contractors) are subject to the quarterly blackout periods, which will start at the end of the calendar day that is two weeks prior to the end of every fiscal quarter or fiscal year and end on the beginning of the second trading day after the public release of quarter or year-end results. From time to time, the Compliance Officer may update and revise the blackout periods as appropriate. For clarification if the fiscal quarter ends on February 28, then the blackout begins after midnight on February 14 (the beginning of February 15).

The Company will notify you when each quarterly blackout period starts and ends so that you will know when you may and may not engage in any transaction involving the Company’s securities. Standard quarterly blackout periods for fiscal years beginning December 1, 2024 and later will start at the beginning of the following days:

February 15 (February 16 on leap years)

May 18

August 18

November 17

B. Special Blackout Periods

From time to time, the Company may also prohibit directors, officers, employees and other agents and individuals from engaging in transactions involving the Company’s securities when, in the judgment of the Board of Directors or of the Compliance Officer in consultation with the Board of Directors, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. Special blackout periods may be declared for any reason. The declaration of a special blackout period is material non-public information.

The Company will notify you if you are subject to a special blackout period, in which case you may not engage in any transaction involving the Company’s securities until instructed that it is permissible to resume trading, and you should not disclose the existence of the special blackout period to others.

C. No “Safe Harbors”

There are no unconditional “safe harbors” for trades made at particular times and you should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material non-public information, are subject to a special blackout period, or are otherwise restricted under this Policy.

Pre-Clearance of Trades

Except as discussed in “Limited Exceptions” below, all directors, officers and employees should refrain from engaging in any transaction involving the Company’s securities without first obtaining written pre-clearance of the transaction from the Compliance Officer or, in the case of the Compliance Officer, from the Company’s Chief Executive Officer. To request pre-clearance for a transaction, submit a completed and signed pre-clearance form (attached hereto as Exhibit A) to the Compliance Officer at least two days prior to the proposed transaction.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals who may have regular or special access to material non-public information. Based on the size and nature of our operations, we have decided at this time to require pre-clearance of all employees, regardless of seniority, as well as all directors. This may change over time as the Company grows and our infrastructure and operations evolve. In addition, pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, and the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material non-public information. Furthermore, it shall in no way be a recommendation by the Company as to the advisability of such a transaction.

The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction or disclose the reason for that decision.

Additional Restrictions and Guidance

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with this Policy, including the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, if applicable.

A. Short Sales

This Policy prohibits short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to the Company securities. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

B. Derivative Securities and Hedging Transactions

This Policy prohibits transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding the Company securities. The exercise of warrants, stock options, restricted stock units, restricted stock, stock appreciation rights and other securities issued pursuant to the Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition. However, the sale of securities received upon such exercise is subject to this policy.

Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on material non-public information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws.

C. Using Company Securities as Collateral for Loans

This Policy prohibits the pledge of Company securities as collateral for loans without the prior written approval of a Compliance Officer. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit. If made at a time when you are aware of material non-public information or otherwise are not permitted to trade in the Company securities, the sale may result in inadvertent insider trading violations, Section 16 violations (for officers and directors after the Company becomes subject to the Exchange Act), violations of this Policy and unfavorable publicity for you and the Company. For these reasons, even if you are permitted to pledge the Company securities as collateral for loans, you should exercise caution when doing so.

D. Holding Company Securities in Margin Accounts

You may not hold the Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit. If made at a time when you are aware of material non-public information or are otherwise not permitted to trade in the Company securities, the sale may result in inadvertent insider trading violations, Section 16 violations (for officers and directors after the Company becomes subject to the Exchange Act), violations of this Policy and unfavorable publicity for you and the Company. For these reasons, you are not permitted to hold the Company securities in margin accounts.

E. Placing Open Orders with Brokers

Except in accordance with an approved trading plan (as discussed below), this Policy prohibits the placing open orders, such as limit orders or stop orders, with brokers. Open orders may result in the execution of a trade at a time when you are aware of material non-public information or otherwise are not permitted to trade in the Company securities, which may result in inadvertent insider trading violations, Section 16 violations (for officers and directors after the Company becomes subject to the Exchange Act), violations of this Policy and unfavorable publicity for you and the Company.

Limited Exceptions

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, if applicable. You are responsible for your compliance at all times with applicable laws.

A. Transactions Pursuant to a Trading Plan that Complies with SEC Rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material non-public information. The plan must (i) specify the amount, price, and date of the transaction, (ii) specify an objective method for determining the amount, price, and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price, and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information. Additionally, the plan must include a representation that the individual adopting or modifying the plan is doing so in good faith an not as part of a plan or schedule to evade the probitions of Rule 10b5-1. Every Rule 10b5-1 plan must include a cooling-off period during which no trading can occur, the duration of which is (A) with respect to Section 16 officers and directors, the later to occur of (1) 90 days after adoption or modification and (2) two business days following disclosure in a periodic report of the financial results for the quarter during which the plan was modified or adopted, not to exceed 120 days, and (B) with respect to individuals other than Section 16 officers or directors, 30 days after adoption or modification. Rule 10b5-1 prohibits multiple overlapping plans and single-trade plans, subject to limited exceptions.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1, including all applicable conditions and requirements and (ii) is approved by the Compliance Officer (subject to the limits set forth herein), are not subject to the restrictions in this Policy against trades made while aware of material non-public information or to the preclearance procedures or blackout periods established under this Policy. A Rule 10b5-1 trading plan may only be adopted or modified during periods when you are not in possession of any material non-public information and when no regular or special blackout period is in effect. To request approval of a Rule 10b5-1 trading plan, submit a completed and signed request form (attached hereto as Exhibit B) to the Compliance Officer at least two days prior to the proposed implementation or modification of the plan. In approving a trading plan, the Compliance Officer will only determine whether you may have material non-public information at the time the plan is proffered (based on your representations contained in the request form) and that there is no regular or special blackout period then in effect. The Compliance officer will not review, approve, or disapprove of the substantive terms of the plan or trading instructions. Furthermore, the Company will not be obligated by the plan to provide any information or notices to the brokerage firm or the administrator of the plan. You should therefore confer with the Compliance Officer prior to adopting or modifying any trading plan.

The SEC rules regarding trading plans are complex, and you must comply with them completely for your trading plan to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your personal legal advisor if you intend to adopt or modify a trading plan. While entry into or modification of trading plans is subject to the Company approval, you are ultimately responsible for compliance with Rule 10b5-1 and this Policy.

The Compliance Officer must keep a copy of each trading plan. The Company is required to publicly disclose information regarding any trading plans that you enter into or modify that will identify you and the material terms of the plan.

B. Receipt and Vesting of Stock Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights

The trading restrictions under this Policy do not apply to the exercise, grant or award of stock options, restricted stock units, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. The trading restrictions do apply, however, to any subsequent sales of any such securities or the common stock underlying such securities.

C. Exercise of Stock Options for Cash; Net Settlement; Withholding Obligations

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options or warrants in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option or warrant exercise or the vesting of another award, if allowed under a governing plan as to options. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a warrant, stock option or other award, (ii) a cashless exercise of a stock option through a broker, because this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or other award.

D. Stock Splits, Stock Dividends and Similar Transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

F. Bona Fide Gifts and Inheritance

The trading restrictions under this Policy do not apply to bona fide gifts involving the Company securities or transfers by will or the laws of descent and distribution. However, the trading restrictions under this Policy do apply to the sale of any gifted or inherited securities if the recipient, for example, an immediate family member, is subject to this Policy. See “Persons and Transactions Covered by this Policy” above. In other words, you cannot use a gift to conduct a transaction that otherwise would be prohibited under this Policy. Please also note that under the Company’s stock option plans, a stock option or other equity award may not be gifted or transferred except under very limited circumstances.

G. Change in Form of Ownership

Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

H. Other Exceptions

Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

Additional Information

A. Availability of Policy

This Policy will be made available to all the Company directors, officers, employees and other agents and individuals when they commence service with the Company. You are required to acknowledge that you understand, and agree to comply with, this Policy. Any questions about the Policy can be directed to the Compliance Officer (lisa@byrna.com).

B. Amendments

The Company is committed to continuously reviewing and updating this Policy and any other the Company policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

* * *

Nothing in this Policy creates or implies an employment contract or term of employment. The policies in this Policy do not constitute a complete list of the Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.